Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS THIRD QUARTER FISCAL 2021 RESULTS

Plymouth Meeting, Pennsylvania, March 11, 2021 – AMREP Corporation (NYSE:AXR) today reported net income of $2,093,000, or $0.29 per share, for its 2021 fiscal third quarter ended January 31, 2021 compared to net income of $338,000, or $0.04 per share, for the same period of the prior year. For the first nine months of 2021, AMREP had net income of $3,484,000, or $0.44 per share, compared to a net loss of $2,027,000, or $0.25 per share, for the same period of 2020.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2021	2020

Revenues	$7,864,000	$5,287,000

Net income (loss)	$2,093,000	$338,000

Income (loss) per share – basic	$0.29	$0.04
Income (loss) per share – diluted	$0.28	$0.04

Weighted average number of common shares outstanding – basic	7,343,000	8,138,000
Weighted average number of common shares outstanding – diluted	7,372,000	8,174,000

	Nine Months Ended January 31,
	2021	2020

Revenues	$21,326,000	$14,014,000

Net income (loss)	$3,484,000	$(2,027,000)

Income (loss) per share – basic	$0.44	$(0.25)
Income (loss) per share – diluted	$0.44	$(0.25)

Weighted average number of common shares outstanding - basic	7,872,000	8,129,000
Weighted average number of common shares outstanding - diluted	7,903,000	8,129,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).